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                                                                    EXHIBIT 10.2

June 26, 1996

Mr. Joseph Fogliano
530 Pine Street
P.O. Box 772655
Steamboat Springs, Colorado  80477                          Fax: (970) 879-7263

Dear Joe:

     The Board of Directors of TurboChef Inc. has authorized me to make the following offer to you regarding your service on our Board:

Term
- - -----

For the sake of simplicity we will call your term "One Year". However, the election of all of TurboChef's Directors expires at the shareholder's meeting for the following year -- which has always been held in mid June -- so your actual appointment will be for about 51 weeks. All elected Directors (including Jeffrey Bogatin and myself) serve one year terms.

The Board is being expanded from three to four members with your election. It is our intention to expand the board further in the near future - but no other offers have been authorized to date.

Annual Compensation
- - -------------------

The annual compensation for all "outside" directors (as opposed to Jeffrey Bogatin and myself) is $25,000 in stock, plus options to purchase additional stock (at the market price on the day of your formal appointment) totaling $25,000.

Expense Reimbursement
- - ---------------------

Reasonable out-of-pocket expenses incurred during your participation in, or attendance at, Board meetings, as well as such expenses which may be incurred while you are carrying out any other duties and responsibilities that you may have as a TurboChef Board Member, will be reimbursed to you in a timely manner.

Duties and Responsibilities
- - ---------------------------

While there are several areas of TurboChef's business strategy in which you can make a unique contribution, the first -- and most critical -- is in the area of advancing TurboChef's technologies into the residential marketplace. Accordingly, I would ask that you head the Residential Oven Committee, and that you take a "personal interest" in assisting me in mapping out the strategies and tactics for the residential marketplace which I will be responsible to allocate the company's resources against.

Mr. Joseph Fogliano
June 26, 1996
Page 2


Duties and Responsibilities (continued)
- - ---------------------------------------

In addition, I would ask that you serve on the Audit Committee which is required by NASDAQ to consist of a majority of independent Directors.

Flexibility
- - -----------

TurboChef is a young and rapidly growing company. Accordingly, as the company's needs continue to evolve, we may from time to time modify and adjust the direction of the company and, in fact, perhaps even the role of the company's directors. I mention this only in an attempt to encourage you, as an outside director, not to be shy with your thoughts or comments because you think we have a corporate culture of doing something a particular way. We have elected you in part because we believe you can bring a passion for achievement to our company, and Jeffrey, Don and I are looking forward to having the company benefit from your personal involvement.

Time Commitment
- - ---------------

We expect to conduct Board Meetings between 4 to 6 times per year, as necessary. As a rule of thumb, I would expect that TurboChef would take between 1 and 2 days per month of your time, including the board meetings, for concentrated work effort. In addition, I would hope that I could feel free to call you for advice on any number of issues I might be faced with - but realistically that probably wouldn't require more than an additional hour or two per month of your time.

Officers and Directors Liability Insurance and Indemnification
- - --------------------------------------------------------------

TurboChef Inc. carries Officers and Directors Liability insurance in the amount of $2,000,000, with a $250,000 deductible, such deductible being an obligation of the Company. In addition, pursuant to the Bylaws of TurboChef Inc., as well as the Company's Articles of Incorporation, TurboChef Inc. indemnifies (to the fullest extent permissible under the Laws of the State of Delaware) its Officers and Directors against any and all expenses and/or judgments that might occur in the event of any legal action taken against any Officers or Directors. Exceptions to this indemnification include a Director's breach of his duties of loyalty to TurboChef or its stockholders, acts or omissions not in good faith which involve intentional misconduct, a knowing violation of law, or any transactions from which a Director derived an improper personal benefit.

Acceptance
- - ----------

If this offer is acceptable to you, please indicate so by signing below and returning this document to me.

Mr. Joseph Fogliano
June 26, 1996
Page 3


I look forward to working with you.

Sincerely,

TURBOCHEF INC.

/s/ Philip R. McKee
- - -------------------

Philip R. McKee
President & CEO


ACCEPTED:


/s/ Joseph F. Fogliano                                June 26, 1996
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      Joseph F. Fogliano                                   Date